Exhibit 99.1

Foresight Energy LP

211 North Broadway, Suite 2600

Saint Louis, MO 63102

December 1, 2017

Reference is made to the Warrant Certificate (the “Warrant Certificate”) and the related Warrant Agreement, dated as of August 30, 2016, between Foresight Energy LP, a Delaware limited partnership (the “Partnership”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company.

In accordance with Section 2(a)(vi) of the Warrant Certificate, the Partnership hereby notifies you that on November 30, 2017, the Partnership paid a cash dividend to the holders of its common units in an amount equal to $0.0605 per common unit (the “Dividend”).  As a result, the Exercise Price of each Warrant decreased to $0.8669 and the Number Issuable increased to 13.2.

Attached hereto as Exhibit A is an officer’s certificate setting forth the inputs necessary to calculate the new Exercise Price and Number Issuable pursuant to Section 2(a)(ii) of the Warrant Certificate as a result of the payment of the Dividend.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Warrant Certificate.

Very truly yours,

Foresight Energy LP

Foresight Energy LP

211 North Broadway, Suite 2600

Saint Louis, MO 63102

December 1, 2017

Reference is made to the Warrant Certificate (the “Warrant Certificate”) related to that certain Warrant Agreement, dated as of August 30, 2016, between Foresight Energy LP, a Delaware limited partnership (the “Partnership”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company.

I, Robert D. Moore, President and Chief Executive Officer of the general partner of Foresight Energy GP LLC, the general partner of the Partnership, hereby certify in my capacity as such, and not in my personal capacity that:

1.	on November 30, 2017, the Partnership paid a cash dividend in an amount equal to $0.0605 per common unit; and
2.	As a result of such dividend, the Exercise Price decreased to $0.8669 and the Number Issuable has been increased to 13.2, in each case, based on the following inputs:
a.	Exercise Price in effect immediately prior the Distribution: $0.8800
b.	Number Issuable in effect immediately prior to the Distribution: 13.0
c.	Market Price of a Common Unit on November 15, 2017, the second Business Day preceding the ex-dividend date: $4.07.
d.	Fair Market Value per Common Unit of the Distribution: $0.0605

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Warrant Certificate.

Foresight Energy LP
By:	/s/ Robert D. Moore
Robert D. Moore
President, Chairman and Chief Executive Officer
Date: December 1, 2017